Exhibit 99.1

Rapid Micro Biosystems Reports Third Quarter 2021 Financial Results

Reports third quarter 2021 total revenue of $6.9 million and commercial revenue of $6.3 million

Reaffirms full-year 2021 commercial revenue outlook of at least $24.0 million, representing at least 70% year-over-year growth

LOWELL, Mass., November 11, 2021 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the third quarter ended September 30, 2021.

Financial Highlights and Business Update

●	Recorded commercial revenue of $6.3 million for the third quarter of 2021, representing 27% year-over-year growth.
●	Generated recurring commercial revenue of $2.2 million, representing 154% year-over-year growth.
●	Placed 10 new systems with customers and completed validation of 5 new customer systems.
●	Expanded executive leadership team with the addition of life sciences veteran, Andy Keys, as Chief Commercial Officer. Keys joined the Company in October from Quanterix Corporation where he led all worldwide sales and service functions as SVP of Global Commercial Operations.
●	Completed initial public offering (“IPO”) of Class A common stock in July 2021, selling approximately 9.0 million shares and raising $164.0 million in net proceeds.
●	Repaid all outstanding term debt for $28.7 million including prepayment penalties, accrued interest and other costs.

“We continued to deliver solid business progress as we executed across our core strategic objectives in the third quarter of 2021,” said Robert Spignesi, President and CEO.“ The Growth Direct® System continues to garner strong customer interest and we are pleased with the ongoing trajectory of adoption, having placed 10 systems in the quarter, despite persistent headwinds from COVID-19. With the proceeds from our IPO in July and the repayment of our outstanding term debt in September, we believe we now have the capital and financial flexibility to accelerate our growth initiatives to drive long-term value creation for our stakeholders.”

Third Quarter Financial Results

Total revenue for the third quarter of 2021 was $6.9 million, compared to $5.2 million in the third quarter of 2020. A breakdown of third quarter revenues follows:

●	Commercial revenue (combined product and service revenue) was $6.3 million, compared to $5.0 million in the third quarter of 2020.
●	Recurring commercial revenue was $2.2 million, compared to $0.9 million in the third quarter of 2020.
●	Non-commercial revenue related to the Company’s contract with the U.S. Biomedical Advanced Research and Development Authority (“BARDA”), under which the Company is developing a consumable for rapid sterility testing on its Growth Direct platform, was $0.6 million, compared to $0.3 million in the third quarter of 2020.

Total cost of revenue was $8.2 million in the third quarter of 2021, as compared to $6.6 million in the third quarter of 2020, with the increase largely due to higher product sales volumes and investments in new headcount to support our growing installed base.

Total operating expenses were $10.8 million in the third quarter of 2021, as compared to $6.2 million in the third quarter of 2020. The increase was mainly attributable to higher sales and marketing expenses due to increased investment in headcount as well as higher general and administrative expenses incurred to operate as a publicly traded company.

Net loss for the third quarter of 2021 was ($25.0) million, as compared to ($8.5) million in the third quarter of 2020. The increase in net loss in the current-year period was due to higher operating expenses, an $8.2 million charge to adjust the fair value of Company’s outstanding preferred stock warrants based on the IPO price and a $3.1 million charge related to the repayment of the Company’s term debt. Net loss per share attributable to common shareholders for the third quarter of 2021 was ($0.71), as compared to ($30.08) in the third quarter of 2020. The number of weighted-average common shares outstanding in the third quarter this year was materially higher than the third quarter last year because of the conversion of outstanding preferred stock to common stock in connection with the Company’s IPO in July 2021. This difference accounts for a substantial portion of the decrease in net loss per share between the periods.

Cash and cash equivalents were approximately $220 million, and the Company had no debt outstanding as of September 30, 2021.

Full Year 2021 Outlook

The Company continues to expect commercial revenue (combined product and service revenue) to be at least $24.0 million for the full year 2021, representing at least 70% growth over full year 2020.

Webcast Details

The Company will host a conference call before market open tomorrow, November 12, 2021, at 5:00am Pacific Time/8:00am Eastern Time to discuss its third quarter 2021 financial results. The conference call will be available to investors via live webcast on the Events section of the Company's investor relations website at https://investors.rapidmicrobio.com/. The webcast will then be archived and available for replay for at least 90 days after the event.

About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct System automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct System brings the quality control lab to the manufacturing floor, unlocking the power of in-line/at-the-line MQC automation to deliver faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making, that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the company on Twitter at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements relating to the Company’s expected future revenue and growth; acceleration of growth initiatives; customer interest in and adoption of the Company's Growth Direct microbial quality control platform; and development initiatives under the Company’s contract with BARDA.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the impact of the pandemic related to COVID-19 and its variants on our business and operations, including placements and validation of new systems; our significant losses since inception; our need to raise additional capital to fund our existing operations;

risks related to our revenue historically being primarily generated from sales of our Growth Direct platform, proprietary consumables and laboratory information management system connection software; our ability to manage our future growth effectively; our limited experience in marketing and sales; our need to develop new products and adapt to technological changes; our ability to establish and maintain our position as a leading provider of automated microbial quality control testing; our ability to maintain our manufacturing facility; risks related to third-parties; our ability to retain key management and other employees; risks related to regulatory matters; risks related to our intellectual property; risks related to supply chain disruptions and the impact of inflation; and the other important factors outlined under the caption “Risk Factors” in our prospectus dated July 14, 2021, filed with the Securities and Exchange Commission (“SEC”)  pursuant to Rule 424(b), as such factors may be updated from time to time in our other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of our website at https://investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

David Deuchler

Gilmartin Group LLC

investors@rapidmicrobio.com

Media Contact:

media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product revenue	$4,824	$4,069	$12,630	$6,921
Service revenue	1,479	895	4,152	2,060
Non-commercial revenue	596	283	1,242	1,858
Total revenue	6,899	5,247	18,024	10,839
Costs and operating expenses:
Cost of product revenue	6,298	5,441	17,900	11,544
Cost of service revenue	1,516	772	3,997	2,478
Cost of non-commercial revenue	396	399	1,282	1,732
Research and development	2,441	2,224	6,926	4,906
Sales and marketing	3,063	1,447	8,460	4,149
General and administrative	5,308	2,541	12,135	6,855
Total costs and operating expenses	19,022	12,824	50,700	31,664
Loss from operations	(12,123)	(7,577)	(32,676)	(20,825)
Other income (expense):
Interest expense	(775)	(886)	(2,631)	(2,463)
Change in fair value of preferred stock warrant liability	(8,160)	—	(19,643)	549
Loss on extinguishment of debt	(3,100)	—	(3,100)	(2,910)
Other income (expense)	(809)	18	(812)	24
Total other income (expense), net	(12,844)	(868)	(26,186)	(4,800)
Loss before income taxes	(24,967)	(8,445)	(58,862)	(25,625)
Income tax expense	20	20	57	114
Net loss	(24,987)	(8,465)	(58,919)	(25,739)
Accretion of redeemable convertible preferred stock to redemption value	210	(832)	(1,761)	(2,882)
Cumulative redeemable convertible preferred stock dividends	(451)	(1,412)	(2,747)	(2,987)
Net loss attributable to common stockholders — basic and diluted	$(25,228)	$(10,709)	$(63,427)	$(31,608)
Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.71)	$(30.08)	$(5.14)	$(89.20)
Weighted average common shares outstanding — basic and diluted	35,316,099	356,074	12,344,619	354,341

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$219,588	$30,079
Short-term investments	—	14,998
Accounts receivable	5,006	4,988
Inventory	14,167	8,965
Prepaid expenses and other current assets	5,400	3,120
Total current assets	244,161	62,150
Property and equipment, net	8,633	7,052
Other long-term assets	1,348	695
Restricted cash	284	100
Total assets	$254,426	$69,997
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,251	$4,468
Accrued expenses and other current liabilities	11,566	6,654
Deferred revenue	3,903	4,423
Total current liabilities	17,720	15,545
Preferred stock warrant liability	—	4,117
Notes payable, net of unamortized discount	—	24,810
Deferred rent, long term	728	705
Other long-term liabilities	1,233	—
Total liabilities	19,681	45,177
Redeemable convertible preferred stock	—	151,826
Total stockholders’ equity (deficit)	234,745	(127,006)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$254,426	$69,997

RAPID MICRO BIOSYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(58,919)	$(25,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,079	1,190
Stock-based compensation expense	1,165	361
Change in fair value of preferred stock warrant liability	19,643	(549)
Provision recorded for inventory	44	—
Noncash interest expense	390	1,378
Gain on disposal of property and equipment	(18)	—
Accretion on investments	(4)	(11)
Loss on extinguishment of debt	3,100	2,910
Changes in operating assets and liabilities
Accounts receivable	(18)	(2,036)
Inventory	(5,247)	(2,531)
Prepaid expenses and other current assets	(2,552)	(579)
Other long-term assets	(653)	(591)
Accounts payable	(2,216)	(1,613)
Accrued expenses and other current liabilities	2,646	618
Deferred revenue	(520)	1,295
Deferred rent, long term	22	72
Other long-term liabilities	(19)	—
Net cash used in operating activities	(42,077)	(25,825)

Cash flows from investing activities:
Purchases of property and equipment	(1,251)	(566)
Proceeds from sale of property and equipment	20	—
Purchases of investments	—	(24,980)
Maturity of investments	15,000	—
Net cash provided by (used in) investing activities	13,769	(25,546)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	79,743	49,935
Proceeds from issuance of common stock upon option exercise	294	5
Proceeds from issuance of restricted stock award	523	—
Proceeds from initial public offering of Class A common stock, net of issuance costs	165,453	—
Proceeds from exercise of common stock warrants	13	—
Proceeds from issuance of convertible notes, net of issuance costs	—	9,500
Proceeds from issuance of notes payable, net of issuance costs	—	25,000
Payments of debt issuance costs	—	(857)
Repayment of term loans	(26,159)	(18,000)
Payment of debt extinguishment fees	(1,866)	(1,398)
Net cash provided by financing activities	218,001	64,185
Net increase in cash, cash equivalents and restricted cash	189,693	12,814
Cash, cash equivalents and restricted cash at beginning of period	30,179	12,611
Cash, cash equivalents and restricted cash at end of period	$219,872	$25,425